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                                                              Exhibit 99.1


                           RenaissanceRe Holdings Ltd.

         PEMBROKE, Bermuda- July 11, 1997 - RenaissanceRe Holdings Ltd. (NYSE:
RNR) today announced that underwriters led by Merrill Lynch & Co. have delivered notice to exercise a portion of their over-allotment option from the Company's recently completed secondary offering of 3,000,000 Common Shares. The underwriters intend to purchase 376,800 additional Common Shares of the Company. The 3,376,800 Common Shares sold in the offering were sold by the Company's founding institutional shareholders or their successors. The Company will not receive any of the proceeds of the offering.

         The Securities and Exchange Commission declared the Company's registration statement relating to the offering effective on June 23, 1997. This press release shall not constitute an offer to sell or a solicitation to buy any of the shares to be offered, nor shall there be any sale of such shares, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         RenaissanceRe Holdings Ltd., through its subsidiaries Renaissance Reinsurance Ltd. and Glencoe Insurance Ltd., is a global provider of reinsurance and insurance. The Company's principal product is property catastrophe reinsurance.

                                    * * * * *

   CONTACT:    Keith S. Hynes                  John D. Nichols, Jr.
               Senior Vice President           Vice President
               and Chief Financial Officer     (441) 295-4513
               (441) 295-4513

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